--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
-------------------------------------------------------------------------------

MISSTATEMENT OF AGE. If the age of the Annuitant has been misstated, the payments will be those that the Premiums paid would have purchased at the correct age. Any underpayments will be adjusted immediately by the Company. Overpayments will be deducted from future payments.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No broker or producer has authority to change or waive any provision of this Contract. The Company may amend or waive any portion of this Contract without notice or consent if state or federal law so requires.

NONPARTICIPATING. This Contract does not share in Our surplus or earnings.

PROOF OF AGE OR SURVIVAL. The Company may require satisfactory proof of correct age at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

PROTECTION OF PROCEEDS. No Beneficiary may commute, encumber, alienate or assign any payment under this Contract before it is due. To the extent permitted by law, no payment will be subject to the debts, contracts or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or attach the same for payment thereof.

REPORTS. The Company will send You a report at least once a year. We will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. We may substitute another underlying Portfolio without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible of if We determine it is no longer appropriate for the purposes of the Contract. No substitution will be made without notice to You and without the prior approval of the Securities and Exchange Commission and the state where the Contract was issued for delivery, if required. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Contract Value in that Investment Division and the allocation of future Premiums.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1.       The New York Stock Exchange is closed;
2.       Trading on the New York Stock Exchange is restricted;

--------------------------------------------------------------------------------
                             TABLE OF INCOME OPTIONS
--------------------------------------------------------------------------------
The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

  ------------------ ---------------------------------------------------------------------------------------------
   UNDER OPTION 4                               MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
  ------------------ ---------------------------------------------------------------------------------------------
   No. of    Monthly
   Monthly  Install-   Ages of         No. of Mos.    Age of         No. of Mos.     Age of         No. of Mos.
  Install-    ments      Payee          Certain       Payee          Certain         Payee          Certain
    ments             --------- -------------------  -------   -------------------  --------   -------------------
                       Unisex    Life  120    240     Unisex   Life   120    240     Unisex    Life    120   240
  -------   --------- --------- -----  ----   ----   -------   ----  -----  ------  --------   ----   ----- ------
     60     18.60       40       4.40  4.39   4.36      60      5.65   5.56   5.29      80      10.37  8.58  6.22
     72     15.83       41       4.43  4.42   4.39      61      5.76   5.66   5.35      81      10.84  8.75  6.24
     84     13.86       42       4.47  4.46   4.42      62      5.88   5.76   5.42      82      11.35  8.92  6.25
     96     12.38       43       4.51  4.50   4.46      63      6.01   5.87   5.48      83      11.89  9.08  6.26
    108     11.23       44       4.55  4.54   4.49      64      6.14   5.99   5.55      84      12.48  9.23  6.26
    120     10.32       45       4.60  4.58   4.53      65      6.29   6.11   5.61      85      13.12  9.37  6.27
    132      9.57       46       4.64  4.62   4.57      66      6.44   6.24   5.67      86      13.80  9.50  6.27
    144      8.96       47       4.69  4.67   4.61      67      6.61   6.37   5.73      87      14.53  9.62  6.27
    156      8.43       48       4.74  4.72   4.65      68      6.79   6.51   5.79      88      15.30  9.72  6.28
    168      7.99       49       4.80  4.77   4.69      69      6.98   6.66   5.85      89      16.12  9.82  6.28
    180      7.60       50       4.85  4.83   4.74      70      7.19   6.81   5.90      90      16.99  9.90  6.28
    192      7.27       51       4.91  4.88   4.79      71      7.41   6.97   5.95      91      17.89  9.98  6.28
    204      6.98       52       4.98  4.94   4.84      72      7.65   7.14   6.00      92      18.85  10.04 6.28
    216      6.72       53       5.05  5.01   4.89      73      7.90   7.31   6.04      93      19.84  10.10 6.28
    228      6.48       54       5.12  5.07   4.94      74      8.18   7.49   6.08      94      20.89  10.15 6.28
    240      6.28       55       5.19  5.14   4.99      75      8.48   7.67   6.11      95      22.00  10.19 6.28
    252      6.09       56       5.27  5.22   5.05      76      8.80   7.85   6.14      96      23.17  10.23 6.28
    264      5.92       57       5.36  5.30   5.11      77      9.15   8.03   6.17      97      24.44  10.26 6.28
    276      5.77       58       5.45  5.38   5.17      78      9.52   8.22   6.19      98      25.85  10.28 6.28
    288      5.63       59       5.55  5.47   5.23      79      9.93   8.40   6.21      99      27.44  10.30 6.28
    300      5.51


Note: Due to the length of the information, the Table for Option 2 is available from the Service Center upon Your request.

                                       18